UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 28, 2013
Date of Report (Date of earliest event reported)

NYSE Euronext
(Exact name of registrant as specified in its charter)

Delaware	001–33392	20–5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York		10005
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 656–3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Cash Equities Market Clearing Agreement

On January 28, 2013, Euronext Brussels S.A./N.V., Euronext Amsterdam N.V., Euronext Paris S.A., Euronext Lisbon – Sociedade Gestora de Mercados Regulamentados S.A. and LIFFE Administration and Management (collectively, the “NYSE Euronext European Entities”), each an affiliate of NYSE Euronext, entered into a Clearing Agreement (the “Agreement”) with Banque Centrale de Compensation S.A. and LCH.Clearnet Group Limited.

Under the terms of the Agreement, Banque Centrale de Compensation S.A will continue to act as the clearing house for the clearing of trades executed on the NYSE Euronext European Entities’ continental cash equities markets (the “Euronext Markets”) and will continue to manage related risk functions.  The Agreement has a term of six years and will terminate on December 31, 2018, subject to requisite notice.  The Agreement replaces the existing clearing contract among the parties that was due to expire on December 31, 2013 for cash equity transactions on the Euronext Markets.  The existing clearing contract will, however, remain in force for trades executed on the NYSE Euronext European Entities’ continental derivatives markets until March 31, 2014.

The foregoing description of the Agreement does not purport to be complete and is qualified by reference to the text of the Agreement, which will be exhibited to NYSE Euronext’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to be subsequently filed with the Securities and Exchange Commission.

As of December 31, 2012, NYSE Euronext retained a 9.1% stake in LCH.Clearnet Group Limited’s outstanding share capital and the right to appoint one director to its board of directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext
Dated: January 31, 2013

By:	/s/ Janet L. McGinness
Name:	Janet L. McGinness
Title:	Executive Vice President and Corporate Secretary

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